PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Enters into New $125 Million
Unsecured Revolving Credit Facility
Funds to be Used Primarily for Acquisitions and Redevelopment

Houston, Texas, February 27, 2012 - Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today it has closed on a new three-year $125 million unsecured revolving credit facility. The new credit facility will replace the existing $20 million facility with Bank of Montreal. The Company plans to use the new facility primarily for acquisitions, redevelopment of existing properties in its portfolio, and general corporate purposes.
The transaction was led by BMO Capital Markets as the Sole Lead Arranger and Sole Book Runner. Bank of Montreal is serving as the Administrative Agent. U.S. Bank National Association served as Syndication Agent, while Capital One, National Association, and Wells Fargo Bank, National Association served as Co-Documentation Agents. Also included in the lender group is MidFirst Bank.
“Our new $125 million unsecured revolving credit facility will provide Whitestone REIT with increased financial flexibility to execute and close on new acquisitions,” said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. “We are very pleased with BMO's leadership role and the impressive group of banks, including U.S. Bank, Wells Fargo, Capital One, and MidFirst Bank in our new and expanded credit facility. We believe the strength of our bank group and the size of our credit facility enhances Whitestone's Community Centered Property strategy, and provides the financial flexibility necessary to execute contracts and close quickly on value-add acquisition opportunities. As we continue to grow our real estate portfolio and focus on increasing revenue, NOI, FFO and FFO/share, we expect shareholder value to be enhanced with the pricing and timely management of our new three-year credit facility.”
About Whitestone REIT
Whitestone REIT (NYSE-AMEX: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its approximately 900 tenants comprises less than 2% of its rental revenues. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Whitestone REIT Acquisitions: Interested parties should contact Bradford Johnson, Whitestone REIT Director of Acquisitions, via email: bjohnson@whitestonereit.com or phone 713.435.2208.

Forward-Looking Statements
Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. You should not rely on forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that may cause Whitestone's actual results, performance or achievements to differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Whitestone's performance.